Exhibit 17.1
Debt Securities of Brookfield BRP Holdings (Canada) Inc.

Issuer:
Brookfield BRP Holdings (Canada) Inc.

Guarantors:
Brookfield Renewable Partners L.P.
Brookfield Renewable Energy L.P.
BRP Bermuda Holdings I Limited
Brookfield BRP Europe Holdings (Bermuda) Limited
BEP Subco Inc.